FOR IMMEDIATE RELEASE




Contact:         James M. Sweeney
                 CORAM HEALTHCARE
                 303-292-4973
                         or
                 James T. Kelly
                 LINCARE HOLDINGS, INC.
                 813-530-7700
                         or
                 Heidi Boenisch/Loree Bowen
                 PAINE & ASSOCIATES
                 714-755-0400



               CORAM HEALTHCARE CORP. AND LINCARE HOLDINGS, INC.
                ANNOUNCE A MERGER CREATING THE NATION S LARGEST
                       ALTERNATE SITE HEALTH CARE COMPANY


NEW YORK -- APRIL 18, 1995 -- James M. Sweeney, chairman and chief executive officer of Coram Healthcare Corp. (NYSE:CRH), and James T. Kelly, chairman and chief executive officer of Lincare Holdings, Inc. (NASDAQ:LNCR) today announced that the boards of directors of Coram and Lincare have approved a definitive merger agreement to combine the two companies creating the nation's largest alternate site health care provider, with combined revenues of $1.1 billion.

         Under the terms of the definitive agreement signed by both companies, Lincare stockholders will receive approximately 1.54 shares of Coram common stock for each outstanding share of Lincare common stock. The merger is intended to qualify as a tax free reorganization and a pooling of interests for accounting and financial reporting purposes.






                                    - MORE -

CORAM AND LINCARE ANNOUNCE MERGER/2222





         The transaction is expected to be accretive to Coram earnings for both 1995 and 1996. Based on the Monday, April 17 closing price of Coram shares on the New York Stock Exchange, the combined company will have a total market value of approximately $1.85 billion.

         The merger represents the union of the nation's largest provider of home infusion therapy with the lowest cost and second largest provider of home respiratory therapy. The combined company will be well-positioned to cost-effectively market integrated home care services to payors and employers.

         The companies believe that the combination will enable them to accelerate revenue growth through the expansion of Lincare's respiratory therapy business into existing Coram markets by leveraging existing Coram and Lincare customer relationships. At the same time, Lincare's extraordinary financial performance will significantly enhance Coram's financial position in terms of revenue, earnings, cash flow and strengthen key financial ratios, including its debt to equity ratio.

         Sweeney will remain chairman and chief executive officer of Coram. Kelly will become vice chairman of Coram. Kelly and Frank T. Cary, former chairman of the board of IBM and currently a director of Lincare, will become directors of Coram.

         Sweeney and Kelly issued a joint statement describing the merger. "Lincare is an ideal fit with Coram," said Sweeney. "This merger will combine the highest quality, lowest cost providers in respiratory therapy and infusion therapy, the two most clinically intensive alternate site therapies. In addition to adding significant scale, the merger enhances Coram's strategy of providing a broad array of alternate site therapies directly. In addition, the combination will enable Coram to expand its disease management programs beyond cancer and AIDS to diseases that include respiratory problems."

         "We are delighted to be joining forces with Coram, creating the premier alternate site health care provider," said Kelly. "We envision three sources of growth: First, managed care organizations are expected to play an increasing role in respiratory therapy. The combination of Coram's strong managed care market presence with Lincare's market share and growth prospects in respiratory therapy





                                    - MORE -

CORAM AND LINCARE ANNOUNCE MERGER/3333




will permit us to exploit this trend. Second, the combination will enable us to develop innovative service networks for patients with complex respiratory diseases such as asthma and cystic fibrosis.

         "Patients with these diseases need intravenous drug and nutritional therapies as well as respiratory therapy. Such patients will definitely benefit from an integrated system for delivering care, managing utilization and reporting outcomes. Finally, we will continue to strengthen our traditional physician and hospital referral sources."

         "Lincare's strong market position and excellent management team was a major attraction for us," said Sweeney. "They have demonstrated the ability to reduce cost, improve quality and grow profits while continuing to increase market share. We are fortunate to have this experienced and proven management team joining Coram. We intend to keep Lincare as a separate operating entity working hand-in-hand with our infusion therapy business to generate significant revenue and gains.

         "As an example of this opportunity, we intent to expand Lincare's market presence from approximately 50% of the major metropolitan markets today, to over 96% of the country as currently served by Coram. New York, Chicago, Minneapolis and Philadelphia, for instance, represent superb expansion areas for Lincare services. Other significant revenue synergies are expected through expanded one-stop shopping to managed care organizations, market share growth via co-marketing programs and, ultimately, through introduction of respiratory disease carve-outs. In addition, the combined Company plans to continue Lincare's aggressive acquisition program in the respiratory field."

         On April 6, 1995, Coram announced that it had completed the previously announced acquisition of Caremark's home IV therapy business. The acquisition included Caremark's domestic home infusion, acute intravenous immune globulin, women's health and Home Care Management System (HCMS) businesses.

         The HCMS business together with Coram's Resource Network business is expected to exceed $70 million in one-stop shopping revenues in 1995. With 40% of the referrals coming from respiratory therapy/durable medical equipment, Coram has demonstrated the capability to sell bundled infusion therapy and respiratory





                                    - MORE -

CORAM AND LINCARE ANNOUNCE MERGER/4444




therapy services. With this merger, we now have the internal capability to provide these services on a more efficient basis in broader markets," said Sweeney.





                                    - MORE -

CORAM AND LINCARE ANNOUNCE MERGER/5555





         Consummation of the transaction is subject to approval of stockholders of both companies and certain regulatory approvals. The transaction is expected to close in early July 1995. Donaldson, Lukin & Jenrette Securities Corporation rendered a fairness opinion to Coram in connection with the proposed transaction. Alex, Brown & Sons, Inc. served as financial advisors to Lincare and rendered a fairness opinion to Lincare's board of directors with respect to the proposed transaction.

         Lincare, headquartered in Clearwater, Florida, is one of the nation's largest providers of oxygen and other respiratory therapy services to patients in the home. The Company provides services and equipment to over 65,000 customers in 35 states.

         Coram, headquartered in Denver, is a leading provider of alternate
site patient care.   Coram's name, which is Latin for "openly, face-to-face,"
reflects its mission: to work with patients, physicians, managed care, and other providers to develop new and better models of care, for those with serious or chronic medical problems.

                                     #####